Exhibit 4.13

Second Amendment to

Alion Science and Technology Corporation

Employee Ownership, Savings and Investment Plan

(As Amended and Restated Effective October 1, 2011)

WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its employees and employees of other adopting employers, and was last amended and restated as of October 1, 2011; and

WHEREAS, the Board of Directors of the Company, pursuant to Plan Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and

WHEREAS, the Company desires to amend the Plan to modify the date for investment of elective deferrals, rollover contributions and amounts transferred into the ESOP Component, and to clarify the valuation date for purposes of the Company’s profit sharing and matching contributions, for the semi-annual period ending September 30, 2013.

NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective as of the date of adoption, as follows:

Section 4.3 is amended by adding the following sentence at the end of the first paragraph thereof:

“Notwithstanding the prior sentence, the Profit Sharing Contribution that is made in Common Stock for the period ending September 30, 2013 shall be made not later than the due date (including extensions) for filing the Company’s Federal income tax return for that Plan Year, shall be allocated as of September 30, 2013 and shall be based on the Current Market Value of Common Stock as of the date of contribution.”

Section 4.4 is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, the Matching Contribution that is made in Common Stock for the period ending September 30, 2013 shall be made not later than the due date (including extensions) for filing the Company’s Federal income tax return for that Plan Year, shall be allocated as of September 30, 2013 and shall be based on the Current Market Value of Common Stock as of the date of contribution.”

Section 5.1(c) is hereby amended by the addition of the following sentence at the end thereof:

“Notwithstanding the second sentence hereof, a Participant’s Elective Deferrals for the period commencing April 1, 2013 and ending September 30, 2013 shall be allocated to the Participant’s ESOP Elective Deferral Account as of September 30, 2013 and shall be converted to Common Stock as of a special Valuation Date selected by the ESOP Committee using the Common Stock value as of such Valuation Date or the value as of March 31, 2013 (whichever is lower).”

Section 5.1(d) is hereby amended by the addition of the following sentence at the end thereof:

“Notwithstanding the foregoing, (1) a new or rehired Employee’s Rollover Contribution accepted and received by the ESOP Committee or Trustee during the period commencing April 1, 2013 and ending September 30, 2013 will be converted to Common Stock based on the Current Market Value as of a special Valuation Date selected by the ESOP Committee or as of March 31, 2013, whichever is lower; and (2) each other Employee’s Rollover Contribution accepted and received by the ESOP Committee or Trustee during the period commencing April 1, 2013 and ending September 30, 2013 will be converted to Common Stock based on the Current Market Value as of such special Valuation Date.”

Section 5.1(k) is hereby amended by the addition of the following sentence at the end thereof:

“Notwithstanding the foregoing, amounts to be invested in Common Stock with respect to the period commencing April 1, 2013 and ending September 30, 2013 will be converted to Common Stock based on the Current Market Value as of a special Valuation Date selected by the ESOP Committee.”

IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Second Amendment to the Plan to be executed on its behalf by the Chief Executive Officer as of the 27th day of September, 2013.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi
Its: Chief Executive Officer